James C. Barker, Consulting Geologist, CPG 8205

Cathedral Rock Enterprises, LLC

3875 Geist Rd. PM Box 145, Fairbanks, Alaska 99709, U.S.A.
(907) 978-3191 cell, (541) 934-2970 message
jcbarkergeo@gmail.com

Consent of Expert

United States Securities and Exchange Commission

I, James C. Barker, P.Geo. of Cathedral Rock Enterprises, LLC co-authored and prepared:

- The report titled "Summary of Field Investigations 2004", December, 2004
- The report titled "Chandalar Mining District, A Report of Findings and Recommendations, 2005", January 2, 2006
- The report titled "Chandalar Mining District, Annual Report of Findings for 2006", March 15, 2007, and
- The report titled "Evaluation of the Chandalar Mining Property", May 5, 2008, prepared together with Robert B. Murray, a Certified Professional geologist licensed to practice in Oregon, and Jeffery O. Keener.

I hereby consent to the filing of the reports with the Annual Report on form 10K on or around April 12, 2013, and the use of and references to the subject matter of the reports contained therein. I also consent to the use of my name in the Annual Report on form 10K in regard to preparation of the reports.

Dated: 10 day of April, 2013

JC Barker

James C. Barker
Managing Member, Cathedral Rock Enterprises, LLC
Certified Professional Geologist #8205
Certified Alaskan Geologist G-262